EXHIBIT 6b

Definitive Contract for the EXCLUSIVE

LICENSE/MANUFACTURING

of Medesol Global Inc Product Lines

THIS DEFINITIVE AGREEMENT is entered into by and between MEGOLA INC, hereinafter referred to as Buyer, and MEDESOL GLOBAL INC, hereinafter referred to as Seller. Seller agrees to license, and Buyer agrees to buy certain license/manufacturing rights of MEDESOL GLOBAL INC assets.

RECITALS

Seller owns certain intellectual property formulas and patent pending formulas/technology referred to by Seller as MEDESOL GLOBAL INC Product Lines. The intellectual property and technology is more fully identified on the attached Exhibit “A” (hereinafter referred to as the “Assets”).

Buyer desires to acquire the GLOBAL EXCLUSIVE LICENSING/MANUFACTURING RIGHTS along with current raw materials in inventory at cost base value of $51,144 usd of Seller based upon the terms and conditions as set forth herein. Seller desires to LICENSE these assets to Buyer

The Parties wish to memorialize the terms and conditions of their license agreement as set forth by this Contract for the LICENCE/MANUFACTURING of MEDESOL GLOBAL INC PRODUCT LINES Globally as per appendix A listed items.

NOW THEREFORE and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the Parties hereby agree as follows:

1.       The above Recitals are true and correct, reflect the intent of the Parties entering into this Agreement and are material and binding terms upon the Parties hereto.

2.       Purchase Price and Terms:

THE LICENSE/MANUFACTURING PRICE, subject to the terms, conditions, pro-rations and adjustments under this Agreement, shall be $250,000.00, Royalties and shall be paid as follows:

$ 250,000	MEGOLA INC (MGON) Company PFD D SHARES Stated value 1 PFD D share is $10.00 (25,000 shares) Shares issued upon signing of Definitive Agreement

$ TBD	Royalty % from specific product volume sales and or % of any Megola licensing deals of the product lines. (Determined by Megola BOD) Royalties will include inventory base cost plus determined profits

$ 25,000 cash payment (PAID) for the raw materials valued at $76,144 (net $51,144 value)

TERMS AND CONDITIONS OF SALE

1.	CLOSING DATE: The undersigned hereby agree to execute any and all documents necessary to close this transaction within ten (10) business days after execution of this Definitive Agreement.

2.	AUTHORITY: The undersigned have the full authority to enter into this Contract and to conclude the transaction described herein. No agreement to which either Buyer or Seller is a party prevents either of them from concluding this transaction, nor is the consent of any third party required, therefore.

3.	WARRANTY: Seller warrants that Seller has no outstanding liabilities related to the assets to be conveyed, except as specifically set forth herein, and that Buyer shall receive possession of the assets being conveyed hereunder, free and clear of any encumbrances.

4.	INDEMNIFICATION AND RIGHT OF SET-OFF: Seller indemnifies Buyer and shall hold Buyer harmless from all debts, claims, actions, losses, damages, and attorney’s fees, existing or that may arise from or be related to Seller’s past operation and ownership of the Business, except any liabilities assumed by Buyer hereunder. In the event Buyer should become aware of any such claim against the Assets not disclosed by Seller prior to Closing, Buyer shall promptly notify Seller in writing of such claim.

5.	LITIGATION: Except as noted herein, Seller represents and warrants that there is no threatened or pending litigation or proceedings pending to the Seller’s knowledge against or relating to the Assets, nor does the Seller know or have reasonable grounds to know of any basis of any such action relative to the Assets NO LITIGATION IS THREATENED OR PENDING.

6.	DEFAULT: If Buyer fails to perform this Contract within the time specified, including payment of all stock by Buyer’s Transfer Agent for the account Name of Seller as agreed upon, Buyer and Seller shall be relieved of all obligations under Contract. In the event Seller shall default by failing to perform any of the covenants contained in this Contract, failing to provide data and information specified herein within ten (10) days after request from Buyer to do so, or to otherwise close according to the terms and conditions of this Contract, Buyer shall have the right to terminate this Contract, and demand the return of its stock, as well as reimbursement for any and all reasonable attorney’s fees, accounting fees, and other costs incidental to Buyer’s inspection of the Business. Buyer may also seek an arbitration award under Paragraph 11 herein below setting out the Buyer’s factual entitlement to specific performance of the Seller’s obligation hereunder, or, in the alternative, monetary damages payable to Buyer by Seller.

7.	BILL OF SALE:

A. Assets to be Sold. A complete list of all of the assets which are subject to this sale, are attached to this Agreement as Exhibit “A”. Seller warrants that it has, or will at the closing of this transaction, good and marketable title, free and clear of all liens and encumbrances, except any liens or encumbrances disclosed herein, with respect to the items to be listed on Exhibit “A”. Buyer shall receive a copy of the Exhibit “A” at the time of execution of this contract and, as of execution of this contract, acknowledge that all of the assets contained on Exhibit “A” are the assets of personal property and assets to be licensed by Seller pursuant to this agreement, which shall include a disclaimer of all warranties, expressed, implied or statutory. Buyer shall have ten (10) business days after receipt of Exhibit “A”, within which to cancel this Contract after which all parties shall be discharged from all further liability under the terms of this contract.

Assets shall also include license of all associated (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks’”): (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) trade secrets, and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets’”): (iv) published and unpublished works of authorship, whether copyright able or not (including without limitation databases and other compilations of information), including mask rights and computer software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) any other intellectual property or proprietary rights; and (vi) all formulas, recipes, binders, processes, techniques, discoveries and applications relating to the assets, including, by way of example, all formulas, recipes, binders, processes, techniques, discoveries and applications related to Sellers product lines.

8.	LOSS/DAMAGE: In the event there is any loss of damage to the Assets, or any of the improvements, systems, equipment, inventory or other assets included in this sale at any time prior to the Closing of this sale, the risk of loss shall be upon Seller. Immediately from and after the Close of this sale, all risk of loss or damage shall be upon Buyer.

9.	BUSINESS RECORDS: At the Closing of this sale, Seller shall deliver to Buyer copies of any and all documents pertinent to the Assets which Seller may have.

10.	CLOSING AGENT: The parties hereby appoint William Eilers, attorney for the Buyer, as Closing Agent to receive, deposit and distribute funds for the parties and acknowledge that Closing Agent shall prepare and obtain execution of all closing documents and instruments evidencing the terms and conditions of this transaction, as are required for the closing, conduct the closing, and provide for recording of the documents.

11.  GENERAL LEGAL PROVISIONS:

a.	Waiver: No waiver of any provisions of this Contract shall be effective unless it is in writing, signed by the party against whom it is asserted and any such waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing waiver.

b.	Paragraph Headings: Captions and paragraph headlines in this Contract are for convenience and reference only and do not define, describe, extend or limit the scope or intent of this Contract or any provision herein.

c.	Survivability of Contract: The parties hereto acknowledge that this Contract shall survive the Closing of this transaction as to the terms and conditions herein.

d.	Binding Effect: This Contract shall bind and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the parties hereto. The parties hereto acknowledge that this Contract, including all covenants, representations, warranties and agreements, shall survive the Closing of this transaction.

e.	Entire Agreement: This Contract constitutes the entire agreement and understanding of the parties and cannot be modified except in writing executed by all parties. All representations made herein shall survive the closing.

f.	Severability: In the event that any of the terms, conditions or covenants of this Contract are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby and effect shall give rise to the intent manifested by the provisions, or portions thereof, held to be enforceable and valid.

g.	Calculation of Time: Time periods herein of less than six (6) days shall in the computation exclude Saturdays, Sundays and state or national legal holidays, and any time period provided for herein which shall end on Saturday, Sunday, or a legal holiday shall extend to 5:00 p.m. of the next business day.

h.	Applicable Law and Venue: This Agreement shall be interpreted and governed in accordance with the Laws of Nevada. Venue for any action or arbitration shall be in the State Court in Nevada, based upon the appropriate amount in controversy.

i.	Attorney Fees: In any action, arbitration or proceeding brought enforcing the terms of this agreement or because of an alleged dispute, breach, default or misrepresentation in connection the with this Contract, the prevailing party shall be entitled to recover his reasonable attorney fees and court costs, including those incurred on appeal, in addition to such other relief to which he may be entitled.

12.	TYPEWRITTEN OR HANDWRITTEN PROVISIONS: Typewritten or handwritten provisions inserted in this form and acknowledged by the parties as evidenced by their initials shall control all printed provisions in conflict therewith.

13.	BROKER: The parties warrant and represent each to the other, that no licensed real estate broker has been engaged in connection with this transaction and no commission or fee will come due as the result of the execution of the contract or its subsequent closing.

The undersigned Seller expressly acknowledges fully reading, understanding and receiving a signed copy of this Contract. THIS IS A LEGALLY BINDING AND FULLY ENFORCEABLE AGREEMENT. READ IT CAREFULLY. IF YOU DO NOT UNDERSTAND ANY PART OF THIS CONTRACT YOU SHOULD CONTACT YOUR OWN INDEPENDENT ATTORNEY AND ACCOUNTANT.

Dated and received this 3rd day of FEBRUARY 2023.

MEDESOL GLOBAL INC,	SELLER’S Address:
A Nevada company	10610 NE 9th Pl, unit 2008 Bellevue, WA, 98004
/s/ Simon Johnston
By: Simon Johnston CEO	SELLER’S Phone No.
425 777 5488

The undersigned Buyer expressly acknowledges fully reading, understanding and receiving a signed copy of this Contract.

Dated and received this 3rd day of FEBRUARY 2023.

MEGOLA INC
A Nevada Corporation
/s/ Robert Gardiner	BUYERS’s Address: 8891 Brighton Lane, ste 108, Bonita Springs,
By: Megola Inc, Robert Gardiner, CEO	FL, 34135

BUYER’S Phone No.

To MEDESOL GLOBAL INC

$25,000 cash payment towards inventory purchase (payments completed)

(a) Designation of Series D Preferred Stock. Five Million (5,000,000) shares of Series D Preferred Stock, with a stated value of $10.00 per share, are authorized (Series D Preferred Stock).

(a)(1) Conversion Rights. This class of shares shall have the following Conversion Rights:

(i) Conversion Price. The Conversion to Common Stock shall be at .001 (par value).

(ii) Conversion Time. The Series D Preferred Stock Shareholder is authorized to convert its shares to common stock beginning six (6) months after issuance of the Preferred Series D shares.

(iii) Conversion Amount. The Series D Preferred Stock Shareholder is authorized to convert 25% of its initial Series D Shares on a quarterly basis, following the six (6) month lock up period.

(iv) No Series D Preferred Stock Shareholder shall convert into common shares an amount which would result in the Shareholder owning more than 9.99% of the issued and outstanding shares of common stock at any time.

(a)(2) Issuance. Shares of Series D Preferred Stock may only be issued as directed by the Board of Directors and a majority vote of the Shareholders.

• Price and Issuance. The initial price of each share of Series D Preferred Stock shall be $10.00 (The “Stated Value”). The Shares of Series D Preferred Stock may only be Issued as directed by the Board of Directors and a majority vote of the Shareholders. Shares of Series D Preferred Stock may be issued for acquisitions, mergers, or other business opportunities of the Company as recommended by the Board and approved by a majority vote of the Shareholders.

(a)(3) Voting Rights. Each issued and outstanding Series D Preferred Stock will have voting rights equal to 100 votes.

(a)(4) Dividends. The holders of Series D Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

(a)(5) Shares of Series D Preferred Stock are anti-dilutive to reverse splits and forward splits and therefore shall remain as prior to any split.

APPENDIX A

Global exclusive manufacturing and marketing rights are acquired by MEGOLA INC through this agreement to the following technology for the identified products and markets:

Technology Description	Products/Markets
MedeSol proprietary process technology enabling the modification of surfaces (soft and hard, porous and non-porous) and granular substrates (zeolites, bentonites, vermiculites, corncob pith, superabsorbent polymer “SAP”, packing materials, and other susceptible porous organic and inorganic particulates so as to control offensive malodors and microbial contamination. MedeSol technology for this purpose is protected by US Patent application 63/342,299 filed March 2022 for the use of 1 chloro, 2,2,5,5 tetramethylimidazolidonone-4 one (available globally only from MedeSol), and industrial chemical formulation and processing confidential know-how, including the use of 1 chloro, 2, 4 imidazolidinedione for the purpose of surfaces and SAP and other granular or fibrous substrate modification. Odor control using these chemistries and other proprietary chlorine-based formulations does not rely on perfume or masking additives. Includes combinations of the above technology with ProtekSol (Si02) technology.

● Household Care

● Household Disinfectants (requires EPA registration)

o Specifically excludes medical and healthcare applications

● Food Preservation

● Pet Care

● Automotive

● Commercial and Industrial Odor Control

● Air Filtration

● Personal hygiene (e.g., underarm, foot odor products, baby diapers)

o Specifically excludes medical and healthcare applications such as incontinence and feminine hygiene devices

RAW MATERIALS

4,000 pounds of MedeSol Oxidizing Powder x $1.90 each = $7,600, located in Issaquah, WA at MedeSol warehouse

45,696 24oz bottles of Hypochlorous Acid Spray x $1.50 = $68,544 located in Chicago, IL at 3rd party warehouse

AMENDMENT TO DEFINITIVE CONTRACT FOR THE EXCLUSIVE LICENSE/MANUFACTURING
OF MEDESOL GLOBAL INC PRODUCT LINES

This amendment (“Amendment”) is made by and between Megola, Inc., a Nevada corporation (“Buyer”) and MedeSol Global, Inc. Nevada corporation (hereinafter “Buyer”), effective February 1st, 2023 (the “Effective Date”).

The Agreement is amended as follows:

1. Appendix A is replaced in its entirety be the following:

APPENDIX A

Global exclusive manufacturing and marketing rights are acquired by MEGOLA INC through this agreement to the following technology for the identified products and markets:

Technology Description	Products/Markets
MedeSol proprietary process technology enabling the modification of surfaces (soft and hard, porous and non-porous) and granular substrates (zeolites, bentonites, vermiculites, corncob pith, superabsorbent polymer “SAP”, packing materials, and other susceptible porous organic and inorganic particulates so as to control offensive malodors and microbial contamination. MedeSol technology for this purpose is protected by US Patent application US 18/316,512 filed on May 12, 2023 and industrial chemical formulation and processing confidential know-how for the purpose of surfaces and SAP and other granular or fibrous substrate modification. Odor control using these chemistries and other proprietary chlorine-based formulations does not rely on perfume or masking additives. Includes combinations of the above technology with MedeSol SiO2 technology.

● Household Care
● Household Disinfectants (requires EPA registration)
          o Specifically excludes medical and healthcare applications
● Food Preservation

● Pet Care

● Automotive
● Commercial and Industrial Odor Control
● Air Filtration
● Formaldehyde inactivator
● Toxic and infectious Spill remediation
● Textile modification for odor control
● Persistent mold protection on environmental surfaces
● Non-woven textile modification for airplane toilet odor control floor covering
● Personal hygiene (e.g., underarm, foot odor products, baby diapers, adult incontinence, feminine hygiene products)

RAW MATERIALS

6,000 pounds of MedeSol Oxidizing Powder x $10 each = $60,000, located at Wesmar Company in Seattle, WA

5 totes (1,000L each) of Chitosan Acetate 1% Solution x $3,228.80 each = $16,144 located at Wesmar Company in Seattle, WA

Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this amendment and the Agreement or any earlier amendment, the terms of this amendment will prevail.

Megola, Inc.	MedeSol Global, Inc.

By: /s/ Robert Gardiner	By: /s/ Simon Johnston
Robert Gardiner, CEO	Simon Johnston, Chairman
Date: 20 Oct 2023	Date: 20 Oct 2023